Consent of Independent Registered Public Accounting Firm

Rosehill Resources, Inc.
Houston, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (No. 333-217683) and Form S-8 (No. 333-218023) of Rosehill Resources, Inc. of our report dated April 16, 2018, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP
Houston, Texas
April 17, 2018